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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

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   (Last)                           (First)             (Middle)

    Cohen                            Todd                Jay
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                                    (Street)

                                  PO Box 20054
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   (City)                           (State)              (Zip)

  Huntington Station               New York              11746
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2.   Issuer Name and Ticker or Trading Symbol

                           Intelli-Check, Inc. (IDN)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Day/Year

                           January 9, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                              5.             6.
                                                              4.                              Amount of      Owner-
                                                              Securities Acquired (A) or      Securities     ship
                                   2A.           3.           Disposed of (D)                 Befeficially   Form:    7.
                       2.          Deemed        Transaction  (Instr. 3, 4 and 5)             Owned Follow-  Direct   Nature of
                       Trans-      Executin      Code         ------------------------------- ing Reported   (D) or   Indirect
1.                     action      Date,         (Instr. 8)                   (A)             Transaction(s) Indirect Beneficial
Title of Security      Date        if  any       ------------     Amount      or     Price    (Instr. 3      (I)      Ownership
(Instr. 3)             (mm/dd/yy)  (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4)(Instr. 4)
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Common Stock, $.01
par value              01/09/03                   S               1,000        D     $7.77
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                       01/09/03                   S                 800        D     $7.76
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                       01/09/03                   S               1,200        D     $7.75
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                                                                                               740,800          D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).


                                                                       (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                           9.        10.
                                                                                                           Number    Owner-
                                                                                                           of        ship
                                                                                                           Deriv-    Form
              2.                                                                                           ative     of
              Conver-                           5.                              7.                         Secur-    Deriv-  11.
              sion                              Number of                       Title and Amount           ities     ative   Nature
              or               3A.              Derivative    6.                of Underlying     8.       Bene-     Secur-  of
              Exer-            Deemed   4.      Securities    Date              Securities        Price    ficially  ity:    In-
              cise     3.      Exe-     Trans-  Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Owned     Direct  direct
              Price    Trans-  cution   action  or Disposed   Expiration Date   ----------------  Deriv-   Following (D) or  Bene-
1.            of       action  Date,    Code    of(D)         (Month/Day/Year)            Amount  ative    Reported  In-     ficial
Title of      Deriv-   Date    if any   (Instr. (Instr. 3,    ----------------            or      Secur-   Trans-    direct  Owner-
Derivative    ative    (Month/ Month/   8)      4 and 5)      Date     Expira-            Number  ity      action    (I)     ship
Security      Secur-   Day/    Day/     ------  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.(Instr.
(Instr. 3)    ity      Year)   Year)    Code V   (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)      4)
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Rights         $8.50   01/09/03          D              300*
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Option                                                                           Common
(Right to Buy) $3.00   07/15/99          A      110,000       Current   07/15/04 Stock    110,000
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                                                                                 Common
Rights         $8.50   10/05/01          A       85,600       Current   04/04/03 Stock     85,600
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                                                                                                             195,600   D
===================================================================================================================================

Explanation of Responses:

*    Upon a transfer of shares to which the rights attach the rights are no longer exercisable.

**     Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

                               By:  /s/ Todd Cohen                            Jan. 13, 2003
                                    --------------------------------         ---------------
                                    ***Signature of Reporting Person              Date
                                    Todd Cohen


See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB Number.